Exhibit 99.1

Kaiser Aluminum Corporation Announces Proposed Private Placement of New Senior Notes and Conditional Redemption of Outstanding Senior Notes

FRANKLIN, Tenn., October 27, 2025 – Kaiser Aluminum Corporation (NASDAQ: KALU) (the “Company” or “Kaiser Aluminum”) today announced that it plans to offer $500.0 million aggregate principal amount of senior notes due 2034 (the “notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The notes will be guaranteed by each of Kaiser Aluminum’s existing and future domestic subsidiaries that is a borrower or guarantor under Kaiser Aluminum’s revolving credit facility.

Kaiser Aluminum intends to use the net proceeds from the offering of the notes, together with borrowings under its revolving credit facility and/or cash on hand, to redeem all outstanding amounts of Kaiser Aluminum’s existing 4.625% senior notes due 2028 (the “2028 notes”). The consummation of the offering of the notes is subject to market conditions.

On October 27, 2025, Kaiser Aluminum provided conditional notice of its intent to redeem the 2028 notes on November 6, 2025 subject to the successful issuance of debt securities on terms and in an aggregate principal amount satisfactory to Kaiser Aluminum. This press release does not constitute a notice of redemption with respect to the 2028 notes.

The notes and the related guarantees have not been and will not be registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes and the related guarantees, and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (including the Company’s intention to offer the notes, the use of proceeds of such notes offering, and the conditional redemption of the 2028 notes) involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management’s strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) the execution and timing of strategic investments; (c) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, tariffs, cyclicality, reshoring, labor challenges, supply interruptions, scrap availability and pricing, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, automotive extrusions and other end markets the Company serves; (d) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (e) changes or shifts in defense spending due to competing national priorities; (f) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (g) developments in technology; (h) the impact of the Company’s future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (i) new or modified statutory or regulatory requirements; (j) the successful integration of the acquired operations and technologies; (k) stakeholder, including regulator and customer, views regarding the Company’s sustainability goals and initiatives and the impact of factors outside of the Company’s control on such goals and initiatives; and (l) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission including the Company’s Form 10-K for the year ended December 31, 2024. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contact:

Addo Investor Relations

Investors@KaiserAluminum.com

949-614-1769